                                                                   Exhibit 10.14

                Cellegy Pharmaceuticals - Neptune Pharmaceuticals

                            Binding Letter of Intent



This binding letter of intent (the "Letter") is dated as of November 3, 1997 and is entered into by and between Cellegy Pharmaceuticals, Inc. ("Cellegy") and Neptune Pharmaceutical Corporation ("Neptune").

                                   BACKGROUND

Cellegy desires to acquire all of the intellectual property and certain other assets of Neptune and to undertake development and commercialization of Neptune's product candidate, "Anogesic." Neptune desires to sell all of its assets relating to Anogesic and all other intellectual property of Neptune to Cellegy on terms consistent with those outlined in this agreement.

                                    AGREEMENT

DEFINITIONS:

Acquired Product:                   U.S. Patent no. _____________, which relates
                                    in part to Neptune's nitroglycerin product candidate currently named "Anogesic," for the treatment of anal fissures, hemorrhoids, and all other conditions.

Acquired Assets :                   The Acquired Product and any Intellectual
                                    Property

Field           :                   All uses, prescription and non prescription

Territory       :                   Worldwide

Intellectual Property:
                                    All patents, patent applications, registered and unregistered copyrights, registered and unregistered trademarks, trade names, service marks or service names, licenses or license agreements, clinical and pre-clinical data and information, FDA applications and all other materials relating to FDA or other regulatory matters, know-how, contracts, agreements or other instruments, relating to the Acquired Product, or any other intellectual property of Neptune.

Excluded Assets:
                                    All accounts receivable and cash of Neptune as of the Closing Date (including prepaid expenses and deposits), all liabilities and obligations of Neptune arising out of the conduct of Neptune's business or the Acquired Assets before the Closing Date, and any other assets that Cellegy designates as Excluded Assets before the Closing Date. Cellegy does not assume and shall not become obligated to pay any liabilities, debts or obligations of Neptune, except for those contractual obligations under agreements assigned to Cellegy that Cellegy agrees to assume. Excluded Assets also includes all leases of real property to which Neptune is a party or is otherwise bound, and Cellegy shall not assume any liabilities or obligations under any such leases. In addition, Neptune will be responsible for any amounts owing to its employees that accrue before the closing and for any amounts owing to employees who do not receive an offer or who do not accept an offer of employment with Cellegy.

Transaction:                        The transactions contemplated by this Letter
                                    and the Agreement.

This Letter confirms the legally binding agreement of Cellegy and Neptune to enter into a business transaction upon the terms and conditions described herein. The parties intend to enter into a more comprehensive agreement (the "Agreement") incorporating the material terms and conditions described in this Letter. Unless and until the Agreement becomes effective, however, the parties agree to be bound by all of the terms and conditions of this Letter. The parties hereby agree to use their best efforts to negotiate in good faith, as soon as possible, but in any event within 30 days from the effective date hereof, a more comprehensive Agreement on terms consistent in all material respects with the terms set forth in this Letter. If the parties have not executed the agreement by the end of such 30 day period, and such failure is not a result of bad faith on Cellegy's part, then Cellegy may at its option require Neptune to enter into a more comprehensive Agreement containing the terms of this Letter and other customary and reasonable terms for transactions of this type (including indemnification for losses resulting from breaches or inaccuracies of representations and warranties of Neptune). The comprehensive Agreement will contain customary representations of Neptune (including those set forth on Exhibit A attached hereto and other customary matters), customary representations of Cellegy (including those set forth on Exhibit A attached hereto and other customary matters), customary closing conditions, and indemnification provisions, all of which provisions may be more expansive and comprehensive than the representations, warranties and other provisions set forth in this Letter.

The parties further agree that this Letter will be binding on both parties, provided that the results of scientific, commercial and intellectual property due diligence to be conducted by Cellegy are satisfactory to Cellegy. Prior to execution of the Agreement, Cellegy will be given the opportunity to fully investigate Neptune's business, technology and financial condition. If the results of such due diligence are not satisfactory to Cellegy, then Cellegy may decline to complete the Transaction without penalty, except for the retention by Neptune in certain circumstances of the payment of [*] on the signing hereof in accordance with footnote 1 under "Payment Terms" below.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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

The parties intend that the transaction be structured in a way so as to constitute a "reorganization" under Section 368(a)(1)(C) (or another applicable provision of Section 368) of the Internal Revenue Code of 1986, as amended (the "IRC"), and to the extent that any provisions of this Letter are inconsistent with that intention, the intent of the parties shall, to the extent possible, prevail over such provisions and result in a reformation, to the extent practicable, of such provisions. Neptune and its shareholders agree to make such representations and warranties, and to execute such instruments, as Cellegy or its counsel may request in order to carry out such intention, including without limitation the adoption of a plan of liquidation by Neptune.

Upon signing of this binding Letter, Neptune agrees that until December 31, 1997 or the earlier mutual abandonment of the transaction contemplated hereby, Neptune will not, and will not allow any officer or director of Neptune or any other person on its behalf, to negotiate or accept any offer from any party concerning the possible disposition of all or any substantial portion of Neptune's assets, equity or business. Neptune will promptly notify Cellegy of any such inquiries or proposals.

Neptune makes the representation and warranties to Cellegy that are set forth on Exhibit A attached to this Letter. Cellegy makes the representations and warranties to Neptune that are set forth on Exhibit A attached to this Letter.

Covenants: Cellegy and Neptune will cooperate and use their good faith efforts to satisfy the conditions to closing described below and, upon satisfaction of such conditions, to consummate the transactions contemplated hereby. After the execution of this Letter, Neptune will: (i) use its best efforts to operate its business in the ordinary course thereof and consistently with its past practices; (ii) use its best efforts to protect the Acquired Assets, cooperate with Cellegy concerning protection of intellectual property rights relating to the Acquired Assets and take such actions as Cellegy may reasonably request (at Cellegy's expense) relating to protection of such assets, and effect no transfer, sale, assignment, lease, license or encumbrance of or on any of its Acquired Assets; (iii) engage in no transactions materially inconsistent with its representations and warranties in this Letter; (iv) provide Cellegy with all information and supporting documents concerning the Acquired Assets and Neptune's business that Cellegy requests in connection with its due diligence;
(v) use its best efforts to obtain, before the Closing, the written consent of all third parties necessary for Neptune to consummate the Transaction and to transfer and assign the Acquired Assets to Cellegy; (vi) notify Cellegy promptly upon receipt of any communication or legal process which commences or threatens litigation against Neptune, its business, or any of the Acquired Assets; (vii) provide Cellegy, whether before or after the Closing, with any further documents which Cellegy reasonably requests to investigate the Acquired Assets or the business of Neptune or to carry into effect the Transaction; (viii) pay any sales, use or other taxes (other than capital gain or income taxes imposed on the individual Neptune shareholders) as a result of the Transaction; and (ix) upon the Closing, cease use of the Intellectual Property without Cellegy's prior written consent.

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

Neptune covenants and agrees that if Neptune or its shareholders receive any shares of Cellegy Common Stock, then they will agree to a lock-up restriction similar to those executed by Cellegy directors with respect to the current proposed public offering of common stock by Cellegy, which restriction currently prevents sale of shares they hold until 90 days after the effective date of the registration statement relating to that offering, except for private resale of such shares to persons who agree to be subject to such lock-up restrictions.

Cellegy agrees that from the date of this Letter until the Closing, subject to its rights described herein not to consummate the Transaction, it will (i) use all reasonable efforts to conduct its business in such a manner so as to not be in material breach of the representations and warranties made to Neptune herein,
(ii) use its best efforts to obtain before the Closing the written consent of all third parties necessary for Cellegy to consummate the Transaction, and (iii) notify Neptune promptly upon receipt of any communication or legal process which commences or threatens litigation relating to the Acquired Assets or the transactions contemplated hereby.

From the date hereof until the closing, Neptune will preserve and operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course or enter into any transaction or make any commitment involving an expense or capital expenditure by Neptune relating to the Acquired Assets, in excess of $5,000, without Cellegy's prior written consent.

Cellegy agrees that after the Closing, it will undertake commercially reasonable efforts for a product of similar commercial potential as the Acquired Assets, consistent with Cellegy's other business opportunities, financial condition, prospects and commercial business judgment, to develop and commercialize the Acquired Product in a reasonably timely manner. The foregoing shall not require Cellegy to undertake development or commercialization efforts that are inconsistent with the foregoing standard. If Neptune believes that Cellegy is not so developing or commercializing the Acquired Product, it may notify Cellegy, and the parties shall promptly meet and confer regarding Cellegy's development and commercialization efforts. If after such meeting Neptune continues to believe that Cellegy is not so developing or commercializing the Acquired Product, it may initiate arbitration proceedings, in the manner provided herein, regarding Cellegy's efforts.

The closing of the transactions contemplated by this Letter and the Agreement will occur promptly upon satisfaction of all closing conditions, but within all events not later than December 31, 1997, unless one or more regulatory or governmental consents or approvals that is required to be obtained before the Closing has not been obtained through no fault of either party, in which case the Closing shall occur as soon as reasonably possible after such consent or approval has been obtained.

Cellegy's Closing Conditions: Cellegy's obligations under this Agreement are subject to the satisfaction of each of the following conditions, except as Cellegy may waive in writing: (i) Cellegy shall have completed such investigation of the Acquired Assets and of Neptune's business as it deems appropriate and shall be satisfied with its due diligence, including with respect to Neptune's ownership of its intellectual property and any other matter affecting

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

Cellegy's ownership of the Acquired Assets or liabilities or obligations with respect to the Acquired Assets; (ii) no material adverse change shall have occurred in Neptune's business or in the Assets since the execution of this Letter; (iii) on the Closing Date, all actions, proceedings, instruments and documents required by Neptune to effect the Transaction and all other related matters shall have been completed to the reasonable satisfaction of Cellegy's counsel; (iv) Neptune's representations and warranties shall remain true in all material respects as if made on the Closing Date; (v) all third-party consents which are required to assign and transfer the Acquired Assets shall have been obtained; (vi) Neptune shall have performed in all material respects all of the terms and obligations of this Letter that are required to be performed by Neptune before the Closing; and (vii) no action, claim or proceeding shall have been brought or threatened against any party seeking to challenge or prohibit the transactions contemplated hereby or claims any rights to any of the Acquired Assets.

Neptune's Closing Conditions: Neptune's obligations under this Letter are subject to the satisfaction of each of the following conditions, except as Neptune may waive in writing: (i) Cellegy's representations and warranties made in this Letter shall remain true in all material respects as if made on the Closing Date; (ii) Cellegy shall have performed in material respects and be in material compliance with all of the terms and obligations of this Letter that are required to be performed by Cellegy at or before the Closing Date; (iii) Cellegy shall have delivered the purchase price; and (iv) there shall not have been a material adverse change in Cellegy's business since the date of this Letter (provided, however, that neither a claim brought by a third party related to the Acquired Assets, nor a decline in the market price of Cellegy's Common Stock, shall be deemed to be a material adverse change in Cellegy's business).

Indemnity: (i) "LOSS" shall mean any liability, injury, damage, expense, cost, fine or penalty resulting from any action, proceeding, demand, assessment, judgment or award (including without limitation costs of investigation, prosecution, defense or settlement), including attorneys fees, costs and expenses related thereto.

         (ii) Neptune and its shareholders shall jointly and severally indemnify and hold harmless Cellegy, its directors, officers, shareholders, employees and agents from any Loss arising from (A) breach of a covenant or inaccuracy or untruth of a representation or warranty of Neptune in this Letter, (B) taxes, assessments or other governmental charges arising from Neptune's business through the Closing Date, (C) any claim alleging liability against Neptune or Cellegy for any act, omission of Neptune or its directors, officers or employees or circumstance relating to Neptune's business arising before the Closing Date,
(D) any claim of infringement or violation of the intellectual property rights of a third party or failure of Neptune to be the owner of the intellectual property included in the Acquired Assets or otherwise to have good title to the Acquired Assets, (E) any claim or cause of action alleging liability related to any past agreement with any of Neptune's employees or independent contractors, any agreement between Neptune and any third party relating to the Acquired Assets, or any claim by a third party arising out of or relating to the matters set forth in the Disclosure Letter, (F) any claim or cause of action by or on behalf of a creditor of Neptune asserting liability against Cellegy, as purchaser of the Acquired Assets, or seeking to impose any lien or any other encumbrance upon any of the Acquired Assets, for obligations of Neptune, (G) any Loss arising out of or relating to any pilot,


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preclinical, clinical or other studies or trials or other use by any person of the Acquired Assets authorized by or conducted by, for or at the request of Neptune relating to any of the Acquired Assets, and (H) any expenses in excess of $5,000 that are incurred by Cellegy to obtain consents of third parties to assignment or transfer of the Acquired Assets. The indemnity obligations of the Neptune shareholders hereunder shall in no event exceed the amounts paid to Neptune hereunder (with respect to shares, valued based on the market price on the date received by Neptune), plus any amounts that may be withheld pursuant to the first sentence of subparagraph (v) below.

                  (iii) Cellegy shall indemnify and hold harmless Neptune, its directors, officers, shareholders, employees and agents from or relating to any Loss arising from any of the following: (A) breach of a covenant or inaccuracy or untruth of any representation or warranty of Cellegy in this Letter; and (B) any claim against Neptune or its shareholders relating to the Acquired Assets and based solely on acts or omissions of Cellegy or its directors, officers or employees after the Closing Date relating to the Acquired Assets.

                  (iv) The obligation of the parties under this Paragraph shall survive the Closing.

                  (v) Cellegy may recover the amount of any Loss from the portion of the purchase price that is withheld or from amounts otherwise payable pursuant to the provisions of this Letter. If an indemnified party intends to assert a claim for indemnification, it must first notify the indemnifying parties; no claim for indemnification may, however, be paid until the aggregate of such claims exceeds $20,000. If the indemnifying parties dispute the claim, they shall deliver a notice of dispute within thirty days of the date on which the notice of Loss was delivered, and the dispute shall be resolved by binding arbitration in San Francisco, California under the Commercial Arbitration Rules of the American Arbitration Association. Each party shall select one arbitrator, and the two arbitrators so selected shall appoint the third arbitrator. The parties shall each pay one-half of the costs of the arbitrators. The arbitration shall be resolved as soon as reasonably possible.

The parties have separately executed a confidentiality agreement, which shall remain in full force and effect. Notwithstanding that agreement, the parties understand that Cellegy may issue a press release upon the execution of this Letter and/or the closing of the transactions contemplated by this Letter and the Agreement, and intends to include information concerning Neptune, the "acquired product" and related matters in the registration statement. Neptune and its officers, directors and shareholders agree to cooperate with Cellegy to provide such information (including without limitation any financial information) that may be required for inclusion in the registration statement.

Each company will be responsible for its own fees and expenses in connection with the proposed transaction. Neptune acknowledges that it has not entered into, and will not enter into, any agreement that would result in a broker's or finder's fee pertaining to the proposed transaction.

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This Letter and any disputes arising out of or relating to this Letter, shall be governed by the laws of the State of California (excluding its choice of law rules). The parties agree that the exclusive means for resolving any dispute arising out of or relating to this Letter shall be binding arbitration to be held in San Francisco, California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

PAYMENT TERMS:                                                      AMOUNT
Upon signing of Letter of Intent (1)                            $

Upon closing of the Agreement (1)

[*]

Upon FDA approval for OTC treatment of hemorrhoids: (2)          5,000,000

         The purchase price shall be allocated in the manner set forth on an exhibit to be prepared by Cellegy before the Closing, which allocation must be reasonably satisfactory to Neptune. The allocation shall be consistent in all material respects with applicable regulations of the Internal Revenue Service.

Notes:

(1) The initial payment to Neptune and the payment to be made to Neptune at the Closing will be made in shares of Cellegy Common Stock, valued at the closing price of the Common Stock on the date this Letter is signed by both Cellegy and Neptune or, if this Letter is not signed by both parties on a business day, then on the most recent preceding business day (e.g., if the Letter is signed on a Saturday, then the preceding Friday) (in either case, the "Agreement Date FMV"). If the parties do not consummate the transaction because of Neptune's bad faith or intentional misconduct or because in the course of Cellegy's due diligence Cellegy discovers facts or

-------
* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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

circumstances that are inconsistent in material respects with the representations and warranties of Neptune relating to the Acquired Assets and that can reasonably be expected to have a material adverse effect on the value of the Acquired Assets, then without limiting Cellegy's other remedies, the $250,000 will be promptly refunded to Cellegy. The foregoing shall not be deemed to reduce or modify Neptune's obligations hereunder to consummate the transactions contemplated hereby.

(2) All subsequent payments will be made in a form of consideration that will be intended to preserve the tax-free treatment of the acquisition to Neptune. Subsequent payments will be made in Cellegy's Common Stock. All payments in stock will be made in such quantities which result by dividing the relevant payment amount by the actual closing market price of the Common Stock on the date the relevant payment (the "Payment Date FMV") or milestone is due or achieved; provided, however, that the Payment Date FMV shall in all events be deemed to be no higher than $15 per share even if the actual closing market price of the Common Stock is higher than such amount. Cellegy will have a "call right, " exercisable within two business days, to redeem any such shares that are issued at a purchase price equal to the dollar amount of the milestone payment due. All of the above milestone payments, except for the final payment following OTC approval, shall become due and payable in connection with any sale by Cellegy of all or substantially all of its assets to a third party, or any merger or similar transaction in which Cellegy is acquired and in which Cellegy's shareholders do not, immediately after the closing of such transaction, have at least a majority of the voting power and equity interest of the surviving company.

Cellegy will agree to file a registration statement on Form S-3 (or other suitable form) after the closing in order to register for resale the shares of Common Stock issued to Neptune or its shareholders at or after the closing of the transaction, and to use all reasonable efforts to cause the registration statement to become effective before expiration of 90 days from the effective date of the registration statement relating to the Company's current underwritten public offering (or, if the closing of such offering is not consummated before December 31, 1997, then before March 31, 1998, and to keep such registration effective until all registered shares have been sold or until, with respect to any particular shareholder, such shares may be sold without volume limitations pursuant to Rule 144, and/or file subsequent registrations to cover shares that may be issued after the closing date.

In order to effect an orderly and expeditious transfer of intellectual property, and a rapid initiation of the formulation development and clinical programs, Neptune covenants that Dr. Stephen Gorfine will dedicate a portion of his time to the oversight of the clinical program. In the capacity of Clinical Consultant, Dr. Gorfine will work closely with Cellegy's CEO, Mr. K. Michael Forrest, Dr. Dan Azarnoff, VP of Clinical and Regulatory Affairs, Dr. Michael Francoeur, VP of Research and Development, Dr. Carl Thornfeldt, Chairman and Medical Director, and other Cellegy or CRO personnel, as required. Dr. Gorfine will serve in this role for a period of approximately two years or until the clinical program is complete. While acting in this capacity, Dr. Gorfine will receive compensation in the amount of $2,000 per day in return for up to four days of his time, exclusive of travel, per month. Dr. Gorfine will also be reimbursed for normal and customary business expenses carried out at the request of Cellegy. It


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

would be a condition to Cellegy's obligation to close the transactions contemplated by the Agreement that Dr. Gorfine have entered into a consulting agreement on terms consistent in all material respects with those described above.





                [Remainder of this page intentionally left blank]


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         IN WITNESS WHEREOF, the parties have executed this Binding Letter of
Intent as of the date first written above.



CELLEGY PHARMACEUTICALS, INC.               NEPTUNE PHARMACEUTICAL CORPORATION



By:________________________________         By:_________________________________


Its:_______________________________         Its:________________________________


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                                    EXHIBIT A

NEPTUNE'S REPRESENTATIONS AND WARRANTIES. Neptune represents and warrants to Cellegy that, except as set forth in a schedule of exceptions dated the date hereof and separately delivered by Neptune to Cellegy (the "Disclosure Letter"), each of the following is a true and complete statement: (i) Neptune is a corporation duly organized under the laws of the State of Missouri and is qualified or licensed to do business in all states where Neptune is required to be so qualified or licensed; (ii) Neptune before the Closing Date Neptune will have taken all corporate and shareholder action necessary to authorize its consummation of the Transaction and the performance of its obligations under this Agreement; (iii) the execution of this Agreement and the performance of Neptune's obligations hereunder will not (A) cause a violation of Neptune's articles of incorporation or bylaws, (B) cause a breach under, or allow any party to terminate, or require the consent of any third party under, any agreement to which Neptune is a party or by which the business or property of Neptune is bound (other than the requirement to obtain the consent of the other party to certain agreements to the assignment of such agreements to Cellegy, which consents Neptune will obtain before the Closing), or (C) cause any violation of law or of a judgment or order of any court or governmental body;
(iv) Neptune holds good and merchantable title to all Acquired Assets, free and clear of any liens, encumbrances or claims, and no other party has any right or interest whatsoever in any of the Acquired Assets, including without limitation any license, option, right of first refusal or right to acquire, or development, manufacturing, marketing or distribution rights, relating to any of the Acquired Assets; (v) Neptune has made all filings with governmental agencies and obtained all assignments (including invention assignments from its employees) necessary to claim and protect its rights in all intellectual property included in the Acquired Assets, and none of the Acquired Assets (including the Intellectual Property) infringes upon or violates any patent, copyright, trademark, trade secret or other intellectual property rights of any other person or entity; (vi) the financial statements of Neptune delivered to Cellegy fairly present the financial condition of Neptune and its business as of their respective dates;
(vii) Neptune has timely filed all tax returns and timely paid all taxes due;
(viii) except as set forth on Exhibit A hereto, there is no litigation, arbitration, proceeding or governmental investigation (each an "ACTION") pending against any of Neptune, its properties, business, directors, officers or employees, nor to the best of Neptune's knowledge is there any factual or legal basis for any Action; (ix) Neptune has not agreed to pay a brokerage or finder's fee in connection with the Transaction or the Agreement; and (x) there are no liabilities, obligations, or claims (whether contingent or otherwise) relating to the Acquired Assets that are not disclosed in the Disclosure Letter.

CELLEGY'S REPRESENTATIONS AND WARRANTIES. Cellegy represents and warrants to Neptune that each of the following is a true and complete statement: (i) Cellegy is a corporation duly organized under the laws of the State of California; (ii) before the Closing Date Cellegy will have taken all corporate and shareholder action necessary to authorize its consummation of the Transaction and the performance of its obligations under this Agreement; (iii) the execution of this Agreement and the performance of Cellegy's obligations hereunder will not (A) cause a violation of Cellegy's articles of incorporation or bylaws, (B) cause a breach under, or allow any party to terminate, or require the consent of any third party under, any agreement to which the Cellegy is a party or by which the business or property of Cellegy is bound (other than such


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

consents, if any, as Cellegy will obtain before the Closing), or (C) cause any violation of law or of a judgment or order of any court or governmental body; and (iv) to Cellegy's knowledge, Cellegy's registration statement on Form S-1 filed with the Securities and Exchange Commission in October 1997 does not, as of the date of such registration statement, contain an omission of material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein not misleading. Cellegy expressly does not make any representation or warranty concerning the tax consequences of the transactions contemplated by this Letter to Neptune and its shareholders.


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